EXHIBIT 99

PFIZER REPORTS THIRD-QUARTER 2010 RESULTS

▪	Third-Quarter 2010 Revenues of $16.2 Billion

▪	Third-Quarter 2010 Adjusted Diluted EPS(1) of $0.54; Reported Diluted EPS(2) of $0.11

▪	Tightens Ranges for 2010 Financial Guidance Components, Increases Range for Adjusted Diluted EPS(1) and Reduces Range for Reported Diluted EPS(2); Reaffirms 2012 Financial Targets

▪
Advances Strategic Priorities with Agreement to Acquire King Pharmaceuticals, Inc., Acquisition of  FoldRx, Alliance with Biocon and Pending Alliance with Laboratorio Teuto Brasileiro S.A.; Reviewing Alternatives for Capsugel

($ in millions, except per share amounts)
	Third-Quarter			Year-to-Date
	2010	2009	Change	2010	2009	Change
Reported Revenues	$16,171	$11,621	39%	$50,248	$33,472	50%
Reported Net Income(2)	866	2,878	(70%)	5,367	7,868	(32%)
Reported Diluted EPS(2)	0.11	0.43	(74%)	0.66	1.16	(43%)
Adjusted Income(1)	4,372	3,461	26%	14,213	10,377	37%
Adjusted Diluted EPS(1)	0.54	0.51	6%	1.76	1.54	14%

See end of text prior to tables for notes.

NEW YORK, N.Y., Tuesday, November 2, 2010 – Pfizer Inc. (NYSE: PFE) today reported financial results for third-quarter 2010.  Since the acquisition of Wyeth was completed on October 15, 2009, legacy Wyeth products and operations are reflected in the first three quarters of 2010, but not reflected in the first three quarters of 2009.  Third-quarter 2010 revenues were $16.2 billion, an increase of 39% compared with $11.6 billion in the year-ago quarter.  Revenues for third-quarter 2010 compared with the year-ago quarter were favorably impacted by $5.2 billion, or 44%, due to the addition of the legacy Wyeth products, negatively impacted by $458 million, or 4%, due to legacy Pfizer products, and negatively impacted by $160 million, or 1%, due to foreign exchange.  For third-quarter 2010, U.S. revenues were $7.1 billion, an increase of 48% compared with the year-ago quarter.  International revenues were $9.1 billion, an increase of 33% compared with the prior-year quarter, which reflected 35% operational growth partially offset by a 2% unfavorable impact of foreign exchange.  U.S. revenues represented 44% of total revenues in third-quarter 2010 compared with 41% in the year-ago quarter, while international revenues represented 56% of total revenues in third-quarter 2010 compared with 59% in the year-ago quarter.

For the first nine months of 2010, revenues were $50.2 billion, an increase of 50% compared with $33.5 billion in the same period in 2009.   Revenues for the first nine months of  2010 compared with the year-ago period were favorably impacted by $15.9 billion, or 48%, due to the addition of the legacy Wyeth products, and by $1.2 billion, or 3%, due to foreign exchange, and negatively impacted by $285 million, or 1%, due to legacy Pfizer products.  U.S. revenues were $21.8 billion, an increase of 52% compared with the first nine month of 2009.  International revenues were $28.4 billion, an increase of 48% compared with the same period last year, which reflected 42% operational growth and a 6% favorable impact of foreign exchange.  U.S. revenues represented 43% and international revenues represented 57% of total revenues in the first nine months of 2010, comparable with the first nine months of 2009.

Business Revenues
Pfizer operates two distinct commercial organizations: Biopharmaceutical and Diversified.  Biopharmaceutical includes the Primary Care, Specialty Care, Established Products, Emerging Markets and Oncology customer-focused units, while Diversified includes Animal Health, Consumer Healthcare, Nutrition and Capsugel.

	Third-Quarter(13)
							Operational
($ in millions)	2010	2009(13)	Change		Foreign Exchange		Total		Legacy Pfizer

Primary Care(3)	$5,653	$5,540	2%		(1%)		3%		(3%)
Specialty Care(4)	3,717	1,577	136%		(6%)		142%		(1%)
Established Products(5)	2,168	1,657	31%		(1%)		32%		(13%)
Emerging Markets(6)	2,072	1,529	36%		2%		34%		—
Oncology(7)	335	374	(10%)		(4%)		(6%)		(15%)
Biopharmaceutical	13,945	10,677	31%		(2%)		33%		(4%)

Animal Health(8)	860	678	27%		(1%)		28%		5%
Consumer Healthcare(9)	673	—	N/	A	N/	A	N/	A	N/	A
Nutrition(10)	441	—	N/	A	N/	A	N/	A	N/	A
Capsugel(11)	176	177	(1%)		(3%)		2%		2%
Diversified	2,150	855	151%		—		151%		4%
Other(12)	76	89	(15%)		16%		(31%)		(31%)
Total	$16,171	$11,621	39%		(1%)		40%		(4%)
See end of text prior to tables for notes.
N/A – Not applicable

For third-quarter 2010, revenues from Biopharmaceutical were $13.9 billion, an increase of 31% compared with $10.7 billion in the year-ago quarter.  Operationally, revenues increased $3.4 billion, or 33%, which included $3.9 billion, or 37%, attributable to legacy Wyeth products, primarily Premarin in the Primary Care unit, Enbrel and the Prevnar/Prevenar franchise in the Specialty Care unit, Protonix and Zosyn/Tazocin in the Established Products unit as well as Enbrel and the Prevenar franchise in the Emerging Markets unit, partially offset by a decline of $468 million, or 4%, due to legacy Pfizer products.  In addition, foreign exchange unfavorably impacted Biopharmaceutical revenues by 2% or $173 million.

Within the Biopharmaceutical units, legacy Pfizer operational performance was impacted in third-quarter 2010 compared with the year-ago quarter primarily by the loss of exclusivity of certain products and by the resulting reclassification of Camptosar European revenues among the units. Legacy Pfizer Primary Care unit revenues in third-quarter 2010 were negatively impacted by 4% due to the loss of exclusivity of Lipitor in Canada in May 2010 and in Spain in July 2010. Legacy Pfizer Oncology unit revenues no longer include Camptosar’s European revenues due to its loss of exclusivity in July 2009. Camptosar’s European revenues are included in the Established Products unit beginning in first-quarter 2010. This reclassification of revenues negatively impacted the legacy Pfizer Oncology unit’s performance by 16% in third-quarter 2010 compared with the prior-year quarter. Further, legacy Pfizer Established Products unit revenues in third-quarter 2010 were adversely impacted by 6% due to the loss of exclusivity for Norvasc in Canada in July 2009, partially offset by the favorable impact of 1% due to the addition of Camptosar’s European revenues. Finally, legacy Pfizer Emerging Markets unit revenues in third-quarter 2010 were essentially flat reflecting solid growth in key priority countries, most notably China, offset by Eastern European pricing pressure and wholesaler purchasing patterns driven by economic conditions.

For third-quarter 2010, revenues from Diversified were $2.2 billion, an increase of 151% compared with $855 million in the year-ago quarter.  This increase of $1.3 billion was primarily attributable to legacy Wyeth products, principally Centrum, Advil and Caltrate in Consumer Healthcare and infant and toddler Nutrition products.  The impact of foreign exchange on Diversified revenues was immaterial.

Reported Net Income(2) and Reported Diluted EPS(2)
For third-quarter 2010, Pfizer posted reported net income(2) of $866 million, a decrease of 70% compared with $2.9 billion in the prior-year quarter, and reported diluted EPS(2) of $0.11, a decrease of 74% compared with $0.43 in the prior-year quarter.  For the first nine months of 2010, Pfizer posted reported net income(2) of $5.4 billion, a decrease of 32% compared with $7.9 billion in the first nine months of 2009, and reported diluted EPS(2) of $0.66, a decline of 43% compared with $1.16 in the prior-year period.  Third-quarter 2010 results were favorably impacted by revenues from legacy Wyeth products, and negatively impacted primarily by the expenses associated with the legacy Wyeth operations as well as purchase accounting adjustments, integration charges and restructuring charges associated with the Wyeth acquisition, impairment charges of $1.5 billion (pre-tax) related to certain intangible assets acquired in connection with the Wyeth acquisition and a $701 million (pre-tax) charge for asbestos litigation related to our wholly owned subsidiary Quigley Company, Inc.  For the first nine months of 2010, results were impacted by the aforementioned items as well as the favorable impact of foreign exchange and the unfavorable impact of higher net interest expense primarily due to borrowings used to partially fund the Wyeth acquisition.

In addition, the effective tax rate on reported results increased to approximately 39% in third-quarter 2010 from approximately 28% in third-quarter 2009, and approximately 37% in the first nine months of 2010 from approximately 27% in the first nine months of 2009.  These increases were primarily the result of higher expenses incurred as a result of the acquisition of Wyeth and the mix of jurisdictions in which those expenses were incurred.  Also, the lower rates in the third quarter and first nine months of 2009 compared to the same periods in 2010 reflected a tax benefit of $174 million related to the final resolution of a previously disclosed settlement.

Additionally, reported diluted EPS(2) in third-quarter 2010 and the first nine months of 2010 was impacted by the increased number of shares outstanding in comparison with the corresponding periods in 2009 resulting from shares issued to partially fund the Wyeth acquisition.

Adjusted Income(1) and Adjusted Diluted EPS(1)
Third-quarter 2010 adjusted income(1) was $4.4 billion, an increase of 26% compared with $3.5 billion in the year-ago quarter, and adjusted diluted EPS(1) was $0.54, an increase of 6% compared with $0.51 in the year-ago quarter.  For the first nine months of 2010, Pfizer posted adjusted income(1) of $14.2 billion, an increase of 37% compared with $10.4 billion in the first nine months of 2009, and adjusted diluted EPS(1) of $1.76, an increase of 14% compared with $1.54 in the prior-year period.  Results were favorably impacted by revenues from legacy Wyeth products and, to a lesser extent, foreign exchange, which were partially offset by the expenses associated with the legacy Wyeth operations as well as lower overall revenues from legacy Pfizer products and higher net interest expense primarily due to borrowings used to partially fund the acquisition of Wyeth.

In addition, the effective tax rate on adjusted income(1) decreased to approximately 30% in third-quarter 2010 compared with approximately 32% in third-quarter 2009, and increased to approximately 31% in the first nine months of 2010 compared with approximately 30% in the first nine months of 2009.  The changes in the effective tax rate on adjusted income(1) were primarily the result of the change in the jurisdictional mix of earnings in the respective periods.

Additionally, adjusted diluted EPS(1) in third-quarter 2010 and the first nine months of 2010 was impacted by the increased number of shares outstanding in comparison with the corresponding periods in 2009 resulting from shares issued to partially fund the Wyeth acquisition.

In third-quarter 2010, adjusted cost of sales(1) as a percentage of revenues was 18.3% compared with 15.4% in third-quarter 2009. This increase primarily reflects the change in the mix of products and businesses as a result of the Wyeth acquisition. Excluding the impact of foreign exchange, adjusted cost of sales(1) as a percentage of revenues was 19.7% in third-quarter 2010.

Adjusted SI&A expenses(1) were $4.6 billion in third-quarter 2010, an increase of 43% compared with $3.2 billion in the prior-year quarter.  This increase was attributable primarily to the addition of the legacy Wyeth operations.  Foreign exchange decreased third-quarter 2010 adjusted SI&A expenses(1) by $32 million compared with the year-ago quarter.

Adjusted R&D expenses(1) were $2.2 billion in third-quarter 2010, an increase of 33% compared with $1.6 billion in the prior-year period. This increase was attributable primarily to the addition of the legacy Wyeth operations and continued investment in the late-stage development portfolio.  Foreign exchange decreased third-quarter 2010 adjusted R&D expenses(1) by $15 million compared with the year-ago quarter.

Overall, foreign exchange decreased adjusted total costs(14) by $298 million, or 4%, in third-quarter 2010 compared with the prior-year period.

Executive Commentary
Jeff Kindler, Chairman and Chief Executive Officer, stated, “It’s been just over a year since the closing of the Wyeth acquisition.  I am particularly pleased with the speed of the integration, the cost synergies achieved to date as well as our solid financial performance this quarter and year-to-date in this difficult economic environment.  This combination is clearly creating opportunities to provide greater value for our shareholders.”

“We continue to carefully evaluate and make prudent capital allocation decisions.  We recently announced several business development transactions that we believe will enhance shareholder value by enabling continued growth in several of our business units.  Our pending acquisition of King Pharmaceuticals, Inc. is consistent with our stated objective of seeking a larger presence in the pain market within the Primary Care unit, while our acquisition of FoldRx enhances the orphan and rare disease pipeline portfolio of our Specialty Care unit.  Further, our alliance with Biocon is expected to advance our biosimilars strategy by positioning us competitively in the diabetes market over time, while our agreement with Laboratorio Teuto Brasileiro S.A. is expected to broaden our Emerging Markets presence.  Also, we are reviewing strategic alternatives for Capsugel in order to optimize the value of this asset.  We believe these actions, taken together, will serve to improve our business profile and provide both near-term and longer-term financial benefit,” continued Mr. Kindler.

Frank D’Amelio, Chief Financial Officer, stated, “Given our solid year-to-date performance and continued confidence in the business, we are once again reaffirming our 2012 financial targets, and we are narrowing the ranges for the components of our 2010 financial guidance.  Additionally, we are increasing our 2010 adjusted diluted EPS(1) guidance to a range of  $2.17 to $2.22 from a range of $2.10 to $2.20.  Further, we repurchased approximately $500 million, or 30 million shares, of our common stock in the third quarter, and we continue to review our capital allocation options with the goal of maximizing value for our shareholders.”

2010 Financial Guidance(16)
For full-year 2010, Pfizer’s financial guidance, at current exchange rates(15), is summarized below.
Reported Revenues	$67.0 to $68.0 billion (previously $67.0 to $69.0 billion)
Adjusted Cost of Sales(1) as a Percentage of Revenues	18.5% to 19.0% (previously 19.0% to 20.0%)
Adjusted SI&A Expenses(1)	$19.2 to $19.7 billion (previously $19.0 to $20.0 billion)
Adjusted R&D Expenses(1)	$9.1 to $9.5 billion (previously $9.1 to $9.6 billion)
Adjusted Other (Income)/Deductions(1)	Approximately $1.0 billion (previously $1.2 to $1.4 billion)
Effective Tax Rate on Adjusted Income(1)	Approximately 30%
Reported Diluted EPS(2)	$0.84 to $0.94 (previously $0.95 to $1.10)
Adjusted Diluted EPS(1)	$2.17 to $2.22 (previously $2.10 to $2.20)

2012 Financial Targets
The Company is reaffirming all elements of its 2012 financial targets.  As previously stated, given the longer-term nature of these targets, they are subject to greater variability and less certainty as a result of potential material impacts related to foreign exchange fluctuations, macroeconomic activity including inflation, and industry-specific challenges including changes to government healthcare policy, among others.

For 2012, at current exchange rates(15), Pfizer is targeting reported revenues between $65.2 and $67.7 billion, reported diluted EPS(2) between $1.58 and $1.73, adjusted diluted EPS(1) between $2.25 and $2.35, adjusted R&D expenses(1) between $8.0 and $8.5 billion, adjusted operating margin(1) in a range of the high 30%s to low 40%s and adjusted other (income)/deductions(1) between $1.0 and $1.2 billion in deductions. The effective tax rate on adjusted income(1) is targeted at approximately 30%, while operating cash flow is expected to be at least $19.0 billion.

Additionally, the Company remains on-track to achieve the cost-reduction target of approximately $4 to $5 billion, by the end of 2012, at 2008 average foreign exchange rates, in comparison with the 2008 pro-forma adjusted total costs(14) of the legacy Pfizer and legacy Wyeth operations.

For additional details, please see the attached financial schedules, product revenue tables, supplemental information and disclosure notice.

(1)
"Adjusted Income" and its components and "Adjusted Diluted Earnings Per Share (EPS)" are defined as reported net income(2) and its components and reported diluted EPS(2) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items.  Adjusted Cost of Sales, Adjusted SI&A expenses, Adjusted R&D expenses and Adjusted Other (Income)/Deductions are income statement line items prepared on the same basis, and therefore, components of the overall adjusted income measure.  As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the fiscal quarter ended July 4, 2010, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company.  We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of third-quarter 2010 and 2009 and the first nine months of 2010 and 2009 adjusted income and its components and adjusted diluted EPS to reported net income(2) and its components and reported diluted EPS(2), as well as reconciliations of full-year 2010 guidance and 2012 targets for adjusted income and adjusted diluted EPS to full-year 2010 guidance and 2012 targets for reported net income(2) and reported diluted EPS(2), are provided in the materials accompanying this report. The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. generally accepted accounting principles (GAAP) net income and its components and diluted EPS.

(2)
“Reported Net Income” is defined as net income attributable to Pfizer Inc. in accordance with U.S. generally accepted accounting principles. “Reported Diluted EPS” is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(3)
The Primary Care unit includes revenues from human pharmaceutical products primarily prescribed by primary-care physicians, and may include, but are not limited to, products in the following therapeutic and disease areas: Alzheimer’s disease, anxiety, cardiovascular (excluding pulmonary arterial hypertension), diabetes, pain, genitourinary, obesity, osteoporosis and respiratory.  Examples of products in this unit include, but are not limited to, Celebrex, Lipitor, Lyrica, Premarin, Pristiq and Viagra.  All revenues for such products are allocated to the Primary Care unit, except those generated in emerging markets(6) and those that are managed by the Established Products(5) unit.

(4)
The Specialty Care unit includes revenues from human pharmaceutical products primarily prescribed by physicians who are specialists, and may include, but are not limited to, products in the following therapeutic and disease areas: antibacterials, antifungals, antivirals, bone, inflammation, gastrointestinal, growth hormones, multiple sclerosis, ophthalmology, pulmonary arterial hypertension and psychosis.  Examples of products in this unit include, but are not limited to, Enbrel, Genotropin, Geodon, the Prevnar/Prevenar franchise, Xalatan and Zyvox.  All revenues for such products are allocated to the Specialty Care unit, except those generated in emerging markets(6) and those that are managed by the Established Products(5) unit.

(5)
The Established Products unit generally includes revenues from human prescription pharmaceutical products that have lost patent protection or marketing exclusivity in certain countries and/or regions. In certain situations, products may be transferred to this unit before losing patent protection or marketing exclusivity in order to maximize their value. This unit also excludes revenues generated in emerging markets(6). Examples of products in this unit include, but are not limited to, Arthrotec, Effexor, Medrol, Norvasc, Protonix, Relpax and Zosyn/Tazocin.

(6)
The Emerging Markets unit includes revenues from all human prescription pharmaceutical products sold in emerging markets, including, but not limited to, Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe, Russia and Turkey.

(7)
The Oncology unit includes revenues from human oncology and oncology-related products.  Examples of products in this unit include, but are not limited to, Aromasin, Sutent and Torisel.  All revenues for such products are allocated to the Oncology unit, except those generated in emerging markets(6) and those that are managed by the Established Products(5) unit.

(8)	Animal Health includes worldwide revenues from products to prevent and treat disease in livestock and companion animals, including vaccines, paraciticides and anti-infectives.

(9)
Consumer Healthcare generally includes worldwide revenues from non-prescription medicines and vitamins and may include, but are not limited to, products in the following therapeutic categories: pain management, nutritionals, respiratory and GI-topicals.  Examples of products in Consumer Healthcare include, but are not limited to, Advil, Centrum, Caltrate, ChapStick and Robitussin.

(10)
Nutrition generally includes revenues from a full line of infant and toddler nutritional products sold outside of North America.  Examples of products in Nutrition include, but are not limited to, the S-26 and SMA product lines as well as formula for infants with special nutritional needs.

(11)
Capsugel generally includes worldwide revenues from capsule products and services for the pharmaceutical and associated healthcare industries.   On October 6, 2010, the Company announced that it is reviewing strategic alternatives for Capsugel, which may include a divestiture.

(12)	Includes revenues generated primarily from Pfizer Centersource.

(13)
In Biopharmaceutical, revenues from South Korea in 2009 have been reclassified from the Emerging Markets unit to the appropriate developed market units to conform to the current-year presentation, which reflects the fact that the commercial operations of South Korea, effective January 1, 2010, are managed within the appropriate developed market units.

(14)	Represents the total of Adjusted Cost of Sales(1), Adjusted SI&A expenses(1) and Adjusted R&D expenses(1).

(15)
The current exchange rates assumed in connection with the 2010 financial guidance are a blend of the average of the actual exchange rates in effect from December 2009 through September 2010 and the mid-October 2010 exchange rates for the remainder of the year.  The current exchanges rates assumed in connection with the 2012 financial targets are the mid-October 2010 exchange rates.

(16)
This guidance does not assume the completion of any business-development transactions not completed as of October 3, 2010, with the exception of the Biocon transaction.  This guidance also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of October 3, 2010.

Contacts:
Media		Investors
Joan Campion	212.733.2798	Suzanne Harnett	212.733.8009
		Jennifer Davis	212.733.0717

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(millions, except per common share data)

	Third Quarter		% Incr. /	Nine Months		% Incr. /
	2010	2009	(Decr.)	2010	2009	(Decr.)
Revenues	$16,171	$11,621	39	$50,248	$33,472	50
Costs and expenses:
Cost of sales (a)	3,896	1,789	118	11,997	4,953	142
Selling, informational and administrative expenses (a)	4,633	3,282	41	13,876	9,508	46
Research and development expenses (a)	2,194	1,632	34	6,607	5,032	31
Amortization of intangible assets	1,156	594	95	3,972	1,755	126
Acquisition-related in-process research and development charges	-	-	-	74	20	270
Restructuring charges and certain acquisition-related costs	499	193	159	2,091	1,206	73
Other deductions—net	2,353	160	*	3,038	175	*
Income from continuing operations before provision for taxes on income	1,440	3,971	(64)	8,593	10,823	(21)
Provision for taxes on income	564	1,092	(48)	3,198	2,952	8
Income from continuing operations	876	2,879	(70)	5,395	7,871	(31)
Discontinued operations—net of tax	(5)	2	*	(4)	6	*
Net income before allocation to noncontrolling interests	871	2,881	(70)	5,391	7,877	(32)
Less: Net income attributable to noncontrolling interests	5	3	67	24	9	167
Net income attributable to Pfizer Inc.	$866	$2,878	(70)	$5,367	$7,868	(32)

Earnings per share - basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.11	$0.43	(74)	$0.67	$1.17	(43)
Discontinued operations—net of tax	-	-	—	-	-	—
Net income attributable to Pfizer Inc. common shareholders	$0.11	$0.43	(74)	$0.67	$1.17	(43)

Earnings per share - diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.11	$0.43	(74)	$0.66	$1.16	(43)
Discontinued operations—net of tax	-	-	—	-	-	—
Net income attributable to Pfizer Inc. common shareholders	$0.11	$0.43	(74)	$0.66	$1.16	(43)

Weighted-average shares used to calculate earnings per common share:
Basic	8,027	6,730		8,045	6,727
Diluted	8,057	6,762		8,079	6,758
(a)	Exclusive of amortization of intangible assets, except as discussed in footnote 3 below.
*	Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

1.
The above financial statements present the three-month and nine-month periods ended October 3, 2010 and September 27, 2009.  Subsidiaries operating outside the United States are included for the three-month and nine-month periods ended August 29, 2010 and August 23, 2009. Wyeth's results are included in our consolidated financial statements commencing from the acquisition date of October 15, 2009, in accordance with Pfizer's domestic and international year-ends. Therefore, our results of operations for the three-month and nine-month periods ended September 27, 2009 do not include Wyeth's results of operations. Cost of sales for 2010 includes the significant impacts of purchase accounting adjustments associated with inventory acquired from Wyeth that was sold in 2010 as well as a write-off of certain Wyeth-related inventory. Amortization of intangible assetsfor 2010 includes the amortization of intangible assets acquired from Wyeth. Other deductions-net includes impairment charges related to certain intangible assets acquired as part of our acquisition of Wyeth. See Supplemental Information that accompanies these materials for additional details related to the impairment charges and inventory write-off recorded in the third quarter of 2010 that impacted Other deductions-net and Cost of sales.

2.	The financial results for the three-month and nine-month periods ended October 3, 2010, are not necessarily indicative of the results which could ultimately be achieved for the current year.

3.
Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products is included in Amortization of intangible assetsas these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expensesor Research and development expenses,as appropriate.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS (a)
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended October 3, 2010
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$16,171	$-	$-	$-	$(5)	$16,166
Costs and expenses:
Cost of sales (b)	3,896	(487)	(241)	-	(209)	2,959
Selling, informational and administrative expenses (b)	4,633	8	(28)	-	2	4,615
Research and development expenses (b)	2,194	(8)	(26)	-	-	2,160
Amortization of intangible assets	1,156	(1,124)	-	-	-	32
Acquisition-related in-process research and development charges	-	-	-	-	-	-
Restructuring charges and certain acquisition-related costs	499	-	(499)	-	-	-
Other (income)/deductions—net	2,353	(14)	-	-	(2,208)	131
Income from continuing operations before provision for taxes on income	1,440	1,625	794	-	2,410	6,269
Provision for taxes on income	564	379	232	-	717	1,892
Income from continuing operations	876	1,246	562	-	1,693	4,377
Discontinued operations—net of tax	(5)	-	-	5	-	-
Net income before allocation to noncontrolling interests	871	1,246	562	5	1,693	4,377
Less: Net income attributable to noncontrolling interests	5	-	-	-	-	5
Net income attributable to Pfizer Inc.	$866	$1,246	$562	$5	$1,693	$4,372
Earnings per common share - diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.11	$0.15	$0.07	$-	$0.21	$0.54
Discontinued operations—net of tax	-	-	-	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.11	$0.15	$0.07	$-	$0.21	$0.54

	Nine Months Ended October 3, 2010
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$50,248	$-	$-	$-	$(18)	$50,230
Costs and expenses:
Cost of sales (b)	11,997	(2,564)	(367)	-	(221)	8,845
Selling, informational and administrative expenses (b)	13,876	17	(190)	-	14	13,717
Research and development expenses (b)	6,607	(23)	(46)	-	-	6,538
Amortization of intangible assets	3,972	(3,880)	-	-	-	92
Acquisition-related in-process research and development charges	74	(74)	-	-	-	-
Restructuring charges and certain acquisition-related costs	2,091	-	(2,091)	-	-	-
Other (income)/deductions—net	3,038	(40)	-	-	(2,500)	498
Income from continuing operations before provision for taxes on income	8,593	6,564	2,694	-	2,689	20,540
Provision for taxes on income	3,198	1,631	695	-	779	6,303
Income from continuing operations	5,395	4,933	1,999	-	1,910	14,237
Discontinued operations—net of tax	(4)	-	-	4	-	-
Net income before allocation to noncontrolling interests	5,391	4,933	1,999	4	1,910	14,237
Less: Net income attributable to noncontrolling interests	24	-	-	-	-	24
Net income attributable to Pfizer Inc.	$5,367	$4,933	$1,999	$4	$1,910	$14,213
Earnings per common share - diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.66	$0.61	$0.25	$-	$0.24	$1.76
Discontinued operations—net of tax	-	-	-	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.66	$0.61	$0.25	$-	$0.24	$1.76

(a)	Adjusted income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.
(b)	Exclusive of amortization of intangible assets, except as discussed in note 1.

See end of tables for notes.
Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS (a)
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended September 27, 2009
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$11,621	$-	$-	$-	$(18)	$11,603
Costs and expenses:
Cost of sales (b)	1,789	-	-	-	(2)	1,787
Selling, informational and administrative expenses (b)	3,282	3	-	-	(60)	3,225
Research and development expenses (b)	1,632	(8)	-	-	(5)	1,619
Amortization of intangible assets	594	(560)	-	-	-	34
Acquisition-related in-process research and development charges	-	-	-	-	-	-
Restructuring charges and certain acquisition-related costs	193	-	(132)	-	(61)	-
Other (income)/deductions—net	160	1	-	-	(303)	(142)
Income from continuing operations before provision for taxes on income	3,971	564	132	-	413	5,080
Provision for taxes on income	1,092	167	45	-	312	1,616
Income from continuing operations	2,879	397	87	-	101	3,464
Discontinued operations—net of tax	2	-	-	(2)	-	-
Net income before allocation to noncontrolling interests	2,881	397	87	(2)	101	3,464
Less: Net income attributable to noncontrolling interests	3	-	-	-	-	3
Net income attributable to Pfizer Inc.	$2,878	$397	$87	$(2)	$101	$3,461
Earnings per common share - diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.43	$0.06	$0.01	$-	$0.01	$0.51
Discontinued operations—net of tax	-	-	-	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.43	$0.06	$0.01	$-	$0.01	$0.51

	Nine Months Ended September 27, 2009
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$33,472	$-	$-	$-	$(58)	$33,414
Costs and expenses:
Cost of sales (b)	4,953	-	-	-	(166)	4,787
Selling, informational and administrative expenses (b)	9,508	9	-	-	(195)	9,322
Research and development expenses (b)	5,032	(22)	-	-	(70)	4,940
Amortization of intangible assets	1,755	(1,656)	-	-	-	99
Acquisition-related in-process research and development charges	20	(20)	-	-	-	-
Restructuring charges and certain acquisition-related costs	1,206	-	(814)	-	(392)	-
Other (income)/deductions—net	175	(2)	-	-	(731)	(558)
Income from continuing operations before provision for taxes on income	10,823	1,691	814	-	1,496	14,824
Provision for taxes on income	2,952	524	290	-	672	4,438
Income from continuing operations	7,871	1,167	524	-	824	10,386
Discontinued operations—net of tax	6	-	-	(6)	-	-
Net income before allocation to noncontrolling interests	7,877	1,167	524	(6)	824	10,386
Less: Net income attributable to noncontrolling interests	9	-	-	-	-	9
Net income attributable to Pfizer Inc.	$7,868	$1,167	$524	$(6)	$824	$10,377
Earnings per common share - diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.16	$0.17	$0.08	$-	$0.13	$1.54
Discontinued operations—net of tax	-	-	-	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$1.16	$0.17	$0.08	$-	$0.13	$1.54

(a)	Adjusted income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.
(b)	Exclusive of amortization of intangible assets, except as discussed in note 1.

See end of tables for notes.
Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS*
(UNAUDITED)

1)
Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expensesor Research and development expenses,as appropriate.

2)	Acquisition-related costs includes the following:

	Third Quarter		Nine Months
(millions of dollars)	2010	2009	2010	2009

Transaction costs(a)	$-	$19	$13	$572
Integration costs(a)	231	113	650	242
Restructuring charges(a)	268	-	1,428	-
Additional depreciation - asset restructuring(b)	295	-	603	-
Total acquisition-related costs — pre-tax	794	132	2,694	814
Income taxes(c)	(232)	(45)	(695)	(290)
Total acquisition-related costs — net of tax	$562	$87	$1,999	$524

(a)
Transaction costs include costs directly related to our acquisition of Wyeth, such as banking, legal, accounting and other similar costs. Integration costs represent external, incremental costs directly related to integrating Wyeth and primarily include expenditures for consulting and systems integration. Restructuring charges relate to our acquisition of Wyeth and include employee termination costs, asset impairments and exit costs.

(b)
Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to our acquisition of Wyeth. Included in Cost of Sales ($241 million), Selling, informational and administrative expenses ($28 million), and Research and development expenses ($26 million) for the three months ended October 3, 2010. Included in Cost of sales ($367 million), Selling, informational and administrative expenses ($190 million) and Research and development expenses ($46 million) for the nine months ended October 3, 2010.

(c)	Included in Provision for taxes on income.

3)	Certain significant items includes the following:

	Third Quarter		Nine Months
(millions of dollars)	2010	2009	2010	2009

Restructuring charges - Cost-reduction initiatives(a)	$-	$61	$-	$392
Implementation costs - Cost-reduction initiatives(b)	-	80	-	410
Certain legal matters(c)	701	40	843	170
Net interest expense(d)	-	299	-	528
Certain asset impairment charges(e)	1,468	-	1,668	66
Inventory write-off(f)	212	-	212	-
Other(g)	29	(67)	(34)	(70)
Total certain significant items — pre-tax	2,410	413	2,689	1,496
Income taxes(h)	(717)	(312)	(779)	(672)
Total certain significant items — net of tax	$1,693	$101	$1,910	$824

(a)	Included in Restructuring charges and certain acquisition-related costs.

(b)
Included in Cost of sales ($23 million), Selling, informational and administrative expenses ($51 million), Research and development expenses ($5 million), and Other deductions - net ($1 million) for the three months ended September 27, 2009. Included in Cost of sales ($144 million), Selling, informational and administrative expenses ($182 million), Research and development expenses ($78 million), and Other deductions - net ($6 million) for the nine months ended September 27, 2009.

(c)
Included in Other deductions - net.  The three-month and nine-month periods ended October 3, 2010 include an additional $701 million charge for asbestos litigation related to our wholly owned subsidiary, Quigley Company, Inc.

(d)
Included in Other deductions - net. Includes interest expense on the senior unsecured notes issued in connection with our acquisition of Wyeth less interest income earned on the proceeds of those notes.

(e)
Included in Other deductions - net. Amounts in 2010 represent impairment charges related to certain intangible assets acquired as part of our acquisition of Wyeth (see Supplemental Information that accompanies these materials).

(f)	Included in Cost of sales (see Supplemental Information that accompanies these materials).

(g)
Primarily included in Other deductions - net.  Amounts in the nine-month period of 2010 include the gain on the sale of certain Pfizer Animal Health products. expensesor Research and development expenses, as appropriate.

(h)
Included in Provision for taxes on income.  The three-month and nine-month periods ended September 27, 2009 include a tax benefit of approximately $174 million related to the final resolution of a previously disclosed settlement that resulted in the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of our tax position.

*	Adjusted income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

PFIZER INC.
BUSINESS REVENUES(1),(2)
FIRST NINE MONTHS OF 2010 and 2009
(UNAUDITED)
(millions of dollars)

					Operational
	2010	2009(2)	% Change	% Foreign Exchange	Total %	Legacy Pfizer %
Primary Care	$17,442	$16,040	9	2	7	-
Specialty Care	11,009	4,465	147	2	145	1
Established Products	7,682	4,986	54	3	51	(11)
Emerging Markets	6,294	4,270	47	7	40	6
Oncology	1,045	1,081	(3)	1	(4)	(14)
Biopharmaceutical	43,472	30,842	41	3	38	(1)

Animal Health	2,599	1,863	40	5	35	7
Consumer Healthcare	2,014	-	*	*	*	*
Nutrition	1,375	-	*	*	*	*
Capsugel	545	516	6	1	5	5
Diversified	6,533	2,379	175	9	166	7

Other	243	251	(3)	6	(9)	(9)

TOTAL	$50,248	$33,472	50	3	47	(1)

* Calculation not meaningful

(1)	See notes 3-12 in the accompanying earnings release for a description of each business unit and of "Other".

(2)
In Biopharmaceutical, revenues from South Korea in 2009 have been reclassified from the Emerging Markets unit to the appropriate developed market units to conform to the current-year presentation, which reflects the fact that the commercial operations of South Korea, effective January 1, 2010, are managed within the appropriate developed market units.

PFIZER INC.
REVENUES
THIRD QUARTER 2010 and 2009
(UNAUDITED)
(millions of dollars)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(1)
			% Change				% Change			% Change
	2010	2009	Total	Oper.	2010	2009	Total	2010	2009	Total	Oper.
TOTAL REVENUES	$16,171	$11,621	39%	40%	$7,112	$4,816	48%	$9,059	$6,805	33%	35%
TOTAL BIOPHARMACEUTICAL:	$13,945	$10,677	31%	33%	$6,298	$4,448	42%	$7,647	$6,229	23%	26%
Lipitor	2,534	2,853	(11%)	(10%)	1,298	1,379	(6%)	1,236	1,474	(16%)	(14%)
Enbrel (Outside the U.S. and Canada)***	799	-	*	*	-	-	-	799	-	*	*
Lyrica	757	708	7%	10%	356	352	1%	401	356	13%	19%
Celebrex	578	602	(4%)	(5%)	390	421	(7%)	188	181	4%	1%
Prevnar / Prevenar 13***	735	-	*	*	540	-	*	195	-	*	*
Effexor***	175	-	*	*	58	-	*	117	-	*	*
Viagra	459	466	(2%)	-	242	232	4%	217	234	(7%)	(5%)
Xalatan / Xalacom	416	436	(5%)	(3%)	157	143	10%	259	293	(12%)	(9%)
Norvasc	330	488	(32%)	(35%)	-	14	*	330	474	(30%)	(32%)
Prevnar / Prevenar 7***	179	-	*	*	-	-	-	179	-	*	*
Zyvox	285	271	5%	6%	148	146	1%	137	125	10%	12%
Premarin Family***	263	-	*	*	241	-	*	22	-	*	*
Sutent	257	246	4%	9%	67	69	(3%)	190	177	7%	12%
Geodon / Zeldox	262	252	4%	4%	224	210	7%	38	42	(10%)	(9%)
Detrol / Detrol LA	237	283	(16%)	(16%)	163	197	(17%)	74	86	(14%)	(12%)
Zosyn / Tazocin***	255	-	*	*	177	-	*	78	-	*	*
Genotropin	211	232	(9%)	(6%)	51	56	(9%)	160	176	(9%)	(6%)
Vfend	200	196	2%	5%	64	61	5%	136	135	1%	4%
Protonix***	203	-	*	*	203	-	*	-	-	-	-
Chantix / Champix	163	155	5%	5%	74	75	(1%)	89	80	11%	11%
Benefix***	156	-	*	*	67	-	*	89	-	*	*
Zoloft	126	128	(2%)	(3%)	18	19	(5%)	108	109	(1%)	(3%)
Caduet	127	130	(2%)	(3%)	86	91	(5%)	41	39	5%	5%
Aromasin	111	123	(10%)	(6%)	39	40	(3%)	72	83	(13%)	(6%)
Revatio	116	111	5%	7%	72	71	1%	44	40	10%	15%
Pristiq***	118	-	*	*	102	-	*	16	-	*	*
Medrol	119	106	12%	13%	33	29	14%	86	77	12%	13%
Cardura	95	109	(13%)	(11%)	1	1	-	94	108	(13%)	(11%)
Aricept**	100	108	(7%)	(5%)	-	-	-	100	108	(7%)	(5%)
Zithromax / Zmax	90	85	6%	4%	4	2	100%	86	83	4%	2%
BMP2***	101	-	*	*	98	-	*	3	-	*	*
Rapamune***	104	-	*	*	55	-	*	49	-	*	*
Refacto AF/Xyntha***	102	-	*	*	22	-	*	80	-	*	*
Fragmin	84	82	2%	5%	13	14	(7%)	71	68	4%	6%
Tygacil***	78	-	*	*	40	-	*	38	-	*	*
Alliance Revenue****	1,042	692	51%	51%	741	422	76%	301	270	11%	12%
All Other Biopharmaceutical	1,978	1,815	9%	11%	454	404	12%	1,524	1,411	8%	9%
All Other Established Products	1,680	1,502	12%	13%	377	361	4%	1,303	1,141	14%	15%
Legacy Pfizer Other Established Products	1,452	1,502	(3%)	(3%)	368	361	2%	1,084	1,141	(5%)	(4%)
TOTAL DIVERSIFIED:	$2,150	$855	151%	151%	$792	$347	128%	$1,358	$508	167%	168%
ANIMAL HEALTH***	860	678	27%	28%	369	294	26%	491	384	28%	29%
CONSUMER HEALTHCARE***	673	-	*	*	374	-	*	299	-	*	*
NUTRITION***	441	-	*	*	-	-	-	441	-	*	*
CAPSUGEL	176	177	(1%)	2%	49	53	(8%)	127	124	2%	7%
OTHER*****	$76	$89	(15%)	(31%)	$22	$21	5%	$54	$68	(21%)	(18%)

*	- Calculation not meaningful.
**	- Includes direct sales under license agreement with Eisai Co., Ltd.
***
-  Legacy Wyeth products and operations. Animal Health results for the third quarter of 2010 also reflect the addition of legacy Wyeth products. Wyeth's results are included in our financial statements commencing from the acquisition date of October 15, 2009, in accordance with Pfizer's domestic and international year-ends. Therefore, our results for the third quarter of 2009 do not include Wyeth's results of operations.

****	- Enbrel (in the U.S. and Canada)***, Aricept, Rebif, and Exforge.
*****	- Includes revenues generated primarily from Pfizer Centresource.
Certain amounts and percentages may reflect rounding adjustments.

(1)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on the following page.

PFIZER INC.
REVENUES
DETAIL OF INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
THIRD QUARTER 2010 and 2009
(UNAUDITED)
(millions of dollars)

	DEVELOPED EUROPE(1)				DEVELOPED REST OF WORLD(2)				EMERGING MARKETS(3)
			% Change				% Change				% Change
	2010	2009	Total	Oper.	2010	2009	Total	Oper.	2010	2009	Total	Oper.
TOTAL INTERNATIONAL REVENUES	$3,840	$3,137	22%	35%	$2,377	$1,958	21%	12%	$2,842	$1,710	66%	64%
TOTAL INTERNATIONAL BIOPHARMACEUTICAL:	$3,466	$2,853	21%	34%	$2,109	$1,847	14%	6%	$2,072	$1,529	36%	34%
Lipitor	628	752	(16%)	(8%)	397	512	(22%)	(28%)	211	210	-	(2%)
Enbrel (Outside the U.S. and Canada)***	531	-	*	*	97	-	*	*	171	-	*	*
Lyrica	268	256	5%	16%	63	42	50%	40%	70	58	21%	17%
Celebrex	42	53	(21%)	(13%)	86	64	34%	22%	60	64	(6%)	(6%)
Prevnar / Prevenar 13***	129	-	*	*	21	-	*	*	45	-	*	*
Effexor***	55	-	*	*	37	-	*	*	25	-	*	*
Viagra	95	109	(13%)	(5%)	47	42	12%	5%	75	83	(10%)	(11%)
Xalatan / Xalacom	134	155	(14%)	(5%)	81	92	(12%)	(18%)	44	46	(4%)	(6%)
Norvasc	45	58	(22%)	(12%)	178	311	(43%)	(47%)	107	105	2%	2%
Prevnar / Prevenar 7***	23	-	*	*	56	-	*	*	100	-	*	*
Zyvox	69	71	(3%)	6%	32	27	19%	7%	36	27	33%	30%
Premarin Family***	3	-	*	*	7	-	*	*	12	-	*	*
Sutent	104	108	(4%)	6%	36	27	33%	27%	50	42	19%	19%
Geodon / Zeldox	19	25	(24%)	(16%)	5	3	67%	-	14	14	-	-
Detrol / Detrol LA	39	50	(22%)	(18%)	22	22	-	-	13	14	(7%)	(7%)
Zosyn / Tazocin***	22	-	*	*	5	-	*	*	51	-	*	*
Genotropin	90	100	(10)%	-	42	45	(7%)	(15%)	28	31	(10%)	(10%)
Vfend	70	75	(7%)	3%	30	28	7%	4%	36	32	13%	13%
Protonix***	-	-	-	-	-	-	-	-	-	-	-	-
Chantix / Champix	35	38	(8%)	3%	46	32	44%	31%	8	10	(20%)	(27%)
Benefix***	62	-	*	*	24	-	*	*	3	-	*	*
Zoloft	21	24	(13%)	(8%)	57	54	6%	-	30	31	(3%)	(3%)
Caduet	5	6	(17%)	(17%)	22	21	5%	5%	14	12	17%	17%
Aromasin	44	55	(20%)	(9%)	15	14	7%	-	13	14	(7%)	(7%)
Revatio	30	31	(3%)	10%	8	4	100%	60%	6	5	20%	-
Pristiq***	-	-	-	-	10	-	*	*	6	-	*	*
Medrol	22	27	(19%)	(4%)	12	11	9%	(9%)	52	39	33%	33%
Cardura	36	43	(16%)	(9%)	36	42	(14%)	(20%)	22	23	(4%)	-
Aricept**	53	65	(18%)	(11%)	39	34	15%	9%	8	9	(11%)	(10%)
Zithromax / Zmax	15	22	(32%)	(19%)	34	27	26%	19%	37	34	9%	6%
BMP2***	3	-	*	*	-	-	-	-	-	-	-	-
Rapamune***	14	-	*	*	4	-	*	*	31	-	*	*
Refacto AF/Xyntha***	73	-	*	*	7	-	*	*	-	-	-	-
Fragmin	33	35	(6%)	3%	18	16	13%	6%	20	17	18%	18%
Tygacil***	19	-	*	*	1	-	*	*	18	-	*	*
Alliance Revenue****	130	137	(5%)	5%	153	116	32%	21%	18	17	6%	13%
All Other Biopharmaceutical	505	558	(9%)	-	381	261	46%	33%	638	592	8%	7%
All Other Established Products	390	376	4%	14%	329	223	48%	37%	584	542	8%	7%
Legacy Pfizer Other Established Products	314	376	(16%)	(8%)	237	223	6%	(1%)	533	542	(2%)	(3%)
TOTAL INTERNATIONAL DIVERSIFIED:	$336	$245	37%	51%	$260	$97	168%	138%	$762	$166	*	*
OTHER INTERNATIONAL*****	$38	$39	(3%)	3%	$8	$14	(43%)	(38%)	$8	$15	(47%)	(50%)

*	- Calculation not meaningful.
**	- Includes direct sales under license agreement with Eisai Co., Ltd.
***
-  Legacy Wyeth products and operations. Animal Health results for the third quarter of 2010 also reflect the addition of legacy Wyeth products. Wyeth's results are included in our financial statements commencing from the acquisition date of October 15, 2009, in accordance with Pfizer's domestic and international year-ends. Therefore, our results for the third quarter of 2009 do not do not include Wyeth's results of operations.

****	- Enbrel (in the U.S. and Canada)***, Aricept, Rebif, and Exforge.
*****	- Includes revenues generated primarily from Pfizer Centresource.
Certain amounts and percentages may reflect rounding adjustments.

(1)	Developed Europe region includes the following markets: Western Europe and the Scandinavian countries.
(2)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand, and South Korea.
(3)
Emerging Markets region includes, but is not limited to, the following markets:  Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe, Russia and Turkey. In Biopharmaceutical, revenues from South Korea in 2009 have been reclassified from the Emerging Markets unit to the appropriate developed market units to conform to the current-year presentation, which reflects the fact that the commercial operations of South Korea, effective January 1, 2010, are managed within the appropriate developed market units.

PFIZER INC.
REVENUES
FIRST NINE MONTHS OF 2010 and 2009
(UNAUDITED)
(millions of dollars)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(1)
			% Change				% Change			% Change
	2010	2009	Total	Oper.	2010	2009	Total	2010	2009	Total	Oper.
TOTAL REVENUES	$50,248	$33,472	50%	47%	$21,807	$14,309	52%	$28,441	$19,163	48%	42%
TOTAL BIOPHARMACEUTICAL:	$43,472	$30,842	41%	38%	$19,554	$13,347	47%	$23,918	$17,495	37%	31%
Lipitor	8,104	8,259	(2%)	(5%)	3,921	4,145	(5%)	4,183	4,114	2%	(4%)
Enbrel (Outside the U.S. and Canada)***	2,409	-	*	*	-	-	*	2,409	-	*	*
Lyrica	2,242	2,020	11%	10%	1,073	1,094	(2%)	1,169	926	26%	24%
Celebrex	1,752	1,714	2%	-	1,176	1,230	(4%)	576	484	19%	11%
Prevnar / Prevenar 13***	1,590	-	*	*	1,231	-	*	359	-	*	*
Effexor***	1,512	-	*	*	1,142	-	*	370	-	*	*
Viagra	1,429	1,343	6%	4%	729	697	5%	700	646	8%	3%
Xalatan / Xalacom	1,287	1,238	4%	2%	453	414	9%	834	824	1%	(2%)
Norvasc	1,120	1,487	(25%)	(28%)	24	49	(51%)	1,096	1,438	(24%)	(27%)
Prevnar / Prevenar 7***	1,030	-	*	*	214	-	*	816	-	*	*
Zyvox	876	811	8%	7%	463	459	1%	413	352	17%	14%
Premarin Family***	779	-	*	*	713	-	*	66	-	*	*
Sutent	771	671	15%	13%	198	192	3%	573	479	20%	17%
Geodon / Zeldox	763	713	7%	6%	642	597	8%	121	116	4%	-
Detrol / Detrol LA	758	845	(10%)	(12%)	515	600	(14%)	243	245	(1%)	(5%)
Zosyn / Tazocin***	749	-	*	*	505	-	*	244	-	*	*
Genotropin	650	636	2%	-	156	160	(3%)	494	476	4%	1%
Vfend	595	555	7%	5%	187	177	6%	408	378	8%	5%
Protonix***	535	-	*	*	535	-	*	-	-	-	-
Chantix / Champix	522	524	-	(4%)	252	303	(17%)	270	221	22%	14%
Benefix***	474	-	*	*	211	-	*	263	-	*	*
Zoloft	390	368	6%	2%	54	62	(13%)	336	306	10%	5%
Caduet	388	392	(1%)	(5%)	256	294	(13%)	132	98	35%	20%
Aromasin	361	347	4%	3%	122	121	1%	239	226	6%	4%
Revatio	352	319	10%	9%	216	212	2%	136	107	27%	24%
Pristiq***	341	-	*	*	301	-	*	40	-	*	*
Medrol	341	334	2%	1%	88	105	(16%)	253	229	10%	8%
Cardura	312	330	(5%)	(8%)	11	4	175%	301	326	(8%)	(10%)
Aricept**	310	311	-	(6%)	-	-	-	310	311	-	(6%)
Zithromax / Zmax	303	299	1%	(2%)	10	10	-	293	289	1%	(2%)
BMP2***	298	-	*	*	286	-	*	12	-	*	*
Rapamune***	292	-	*	*	150	-	*	142	-	*	*
Refacto AF/Xyntha***	290	-	*	*	61	-	*	229	-	*	*
Fragmin	258	244	6%	2%	40	51	(22%)	218	193	13%	8%
Tygacil***	250	-	*	*	133	-	*	117	-	*	*
Alliance Revenue****	3,107	1,872	66%	64%	2,211	1,133	95%	896	739	21%	17%
All Other Biopharmaceutical	5,932	5,210	14%	11%	1,275	1,238	3%	4,657	3,972	17%	13%
All Other Established Products	5,071	4,325	17%	14%	1,106	1,101	-	3,965	3,224	23%	18%
Legacy Pfizer Other Established Products	4,351	4,325	1%	(2%)	1,084	1,101	(2%)	3,267	3,224	1%	(3%)
TOTAL DIVERSIFIED:	$6,533	$2,379	175%	166%	$2,168	$901	141%	$4,365	$1,478	195%	181%
ANIMAL HEALTH***	2,599	1,863	40%	35%	1,006	749	34%	1,593	1,114	43%	35%
CONSUMER HEALTHCARE***	2,014	-	*	*	1,016	-	*	998	-	*	*
NUTRITION***	1,375	-	*	*	-	-	-	1,375	-	*	*
CAPSUGEL	545	516	6%	5%	146	152	(4%)	399	364	10%	9%
OTHER*****	$243	$251	(3%)	(9%)	$85	$61	39%	$158	$190	(17%)	(16%)

*	- Calculation not meaningful.
**	- Includes direct sales under license agreement with Eisai Co., Ltd.
***
-  Legacy Wyeth products and operations. Animal Health results for the first nine months of 2010 also reflect the addition of legacy Wyeth products. Wyeth's results are included in our financial statements commencing from the acquisition date of October 15, 2009, in accordance with Pfizer's domestic and international year-ends. Therefore, our results for the first nine months of 2009 do not include Wyeth's results of operations.

****	- Enbrel (in the U.S. and Canada)***, Aricept, Rebif, and Exforge.
*****	- Includes revenues generated primarily from Pfizer Centresource.
Certain amounts and percentages may reflect rounding adjustments.

(1)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on the following page.

PFIZER INC.
REVENUES
DETAIL OF INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
FIRST NINE MONTHS OF 2010 and 2009
(UNAUDITED)
(millions of dollars)

	DEVELOPED EUROPE(1)				DEVELOPED REST OF WORLD(2)				EMERGING MARKETS(3)
			% Change				% Change				% Change
	2010	2009	Total	Oper.	2010	2009	Total	Oper.	2010	2009	Total	Oper.
TOTAL INTERNATIONAL REVENUES	$12,313	$8,726	41%	41%	$7,401	$5,648	31%	18%	$8,727	$4,789	82%	73%
TOTAL INTERNATIONAL BIOPHARMACEUTICAL:	$10,974	$7,892	39%	39%	$6,650	$5,333	25%	13%	$6,294	$4,270	47%	40%
Lipitor	1,987	2,049	(3%)	(3%)	1,505	1,450	4%	(10%)	691	615	12%	5%
Enbrel (Outside the U.S. and Canada)***	1,659	-	*	*	288	-	*	*	462	-	*	*
Lyrica	802	666	20%	21%	162	107	51%	33%	205	153	34%	27%
Celebrex	132	142	(7%)	(7%)	245	170	44%	29%	199	172	16%	9%
Prevnar / Prevenar 13***	274	-	*	*	23	-	*	*	62	-	*	*
Effexor***	184	-	*	*	113	-	*	*	73	-	*	*
Viagra	299	299	-	-	143	119	20%	7%	258	228	13%	7%
Xalatan / Xalacom	430	424	1%	2%	265	272	(3%)	(10%)	139	128	9%	2%
Norvasc	154	171	(10%)	(9%)	601	940	(36%)	(40%)	341	327	4%	2%
Prevnar / Prevenar 7***	230	-	*	*	172	-	*	*	414	-	*	*
Zyvox	215	194	11%	12%	93	83	12%	5%	105	75	40%	31%
Premarin Family***	8	-	*	*	21	-	*	*	37	-	*	*
Sutent	322	304	6%	7%	100	62	61%	47%	151	113	34%	28%
Geodon / Zeldox	66	67	(1%)	(1%)	13	9	44%	10%	42	40	5%	(5%)
Detrol / Detrol LA	129	143	(10%)	(11%)	71	62	15%	3%	43	40	8%	3%
Zosyn / Tazocin***	83	-	*	*	12	-	*	*	149	-	*	*
Genotropin	277	266	4%	4%	133	131	2%	(5%)	84	79	6%	-
Vfend	219	210	4%	5%	92	81	14%	6%	97	87	11%	6%
Protonix***	-	-	-	-	-	-	-	-	-	-	-	-
Chantix / Champix	123	109	13%	12%	124	88	41%	22%	23	24	(4%)	(8%)
Benefix***	187	-	*	*	65	-	*	*	11	-	*	*
Zoloft	66	69	(4%)	(4%)	181	151	20%	13%	89	86	3%	-
Caduet	15	14	7%	14%	79	52	52%	27%	38	32	19%	16%
Aromasin	146	148	(1%)	(1%)	45	40	13%	5%	48	38	26%	21%
Revatio	94	81	16%	16%	24	14	71%	53%	18	12	50%	33%
Pristiq***	-	-	*	*	27	-	*	*	13	-	*	*
Medrol	74	76	(3%)	(1%)	34	36	(6%)	(14%)	145	117	24%	21%
Cardura	114	124	(8%)	(8%)	116	131	(11%)	(15%)	71	71	-	(3%)
Aricept**	172	190	(9%)	(10%)	111	90	23%	7%	27	31	(13%)	(16%)
Zithromax / Zmax	61	86	(29%)	(30%)	115	103	12%	6%	117	100	17%	13%
BMP2***	12	-	*	*	-	-	-	-	-	-	-	-
Rapamune***	41	-	*	*	13	-	*	*	88	-	*	*
Refacto AF/Xyntha***	209	-	*	*	20	-	*	*	-	-	-	-
Fragmin	110	97	13%	11%	48	41	17%	2%	60	55	9%	5%
Tygacil***.	60	-	*	*	3	-	*	*	54	-	*	*
Alliance Revenue****	399	377	6%	7%	442	317	39%	29%	55	45	22%	16%
All Other Biopharmaceutical	1,621	1,586	2%	2%	1,151	784	47%	35%	1,885	1,602	18%	12%
All Other Established Products	1,273	1,082	18%	18%	1,008	670	50%	38%	1,684	1,472	14%	10%
Legacy Pfizer Other Established Products	1,030	1,082	(5%)	(5%)	706	670	5%	(4%)	1,531	1,472	4%	-
TOTAL INTERNATIONAL DIVERSIFIED:	$1,238	$725	71%	71%	$728	$281	159%	123%	$2,399	$472	*	*
OTHER INTERNATIONAL*****	$101	$109	(7%)	(7%)	$23	$34	(32%)	(24%)	$34	$47	(28%)	(30%)

*	- Calculation not meaningful.
**	- Includes direct sales under license agreement with Eisai Co., Ltd.
***
-  Legacy Wyeth products and operations. Animal Health results for the first nine months of 2010 also reflect the addition of legacy Wyeth products. Wyeth's results are included in our financial statements commencing from the acquisition date of October 15, 2009, in accordance with Pfizer's domestic and international year-ends. Therefore, our results for the first nine months of 2009 do not include Wyeth's results of operations.

****	- Enbrel (in the U.S. and Canada)***, Aricept, Rebif, and Exforge.
*****	- Includes revenues generated primarily from Pfizer Centresource.
Certain amounts and percentages may reflect rounding adjustments.

(1)	Developed Europe region includes the following markets: Western Europe and the Scandinavian countries.
(2)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand, and South Korea.
(3)
Emerging Markets region includes, but is not limited to, the following markets:  Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe, Russia and Turkey. In Biopharmaceutical, revenues from South Korea in 2009 have been reclassified from the Emerging Markets unit to the appropriate developed market units to conform to the current-year presentation, which reflects the fact that the commercial operations of South Korea, effective January 1, 2010, are managed within the appropriate developed market units.

PFIZER INC.
SUPPLEMENTAL INFORMATION

1. Change in Reported Cost of Sales

Reported cost of sales increased 118% in the third quarter of 2010, compared to the same period in 2009, and increased 142% in the first nine months of 2010, compared to the same period in 2009. The increases primarily reflect purchase accounting adjustments associated with the Wyeth acquisition, a write-off of Wyeth-related inventory of $212 million (which includes a purchase accounting fair value adjustment of $104 million), the addition of Wyeth manufacturing costs, as well as the change in the mix of products and businesses as a result of the Wyeth acquisition, partially offset by a favorable impact of foreign exchange for both the third quarter and first nine months of 2010. The write-off of inventory primarily relates to unfinished inventory acquired from Wyeth that became unusable after the acquisition date.

Reported cost of sales as a percentage of revenues increased 8.7 percentage points to 24.1% in third-quarter 2010, compared to the same period in 2009, reflecting the aforementioned factors.

2. Change in Reported Selling, Informational & Administrative (SI&A) Expenses and Reported Research & Development (R&D) Expenses

Reported SI&A expenses increased 41% in the third quarter of 2010, compared to the same period in 2009, and increased 46% in the first nine months of 2010, compared to the same period in 2009. The increases primarily reflect the addition of Wyeth operating costs. Foreign exchange had a favorable impact on reported SI&A expenses in the third quarter of 2010 and an unfavorable impact for the first nine months of 2010.

Reported R&D expenses increased 34% in the third quarter of 2010, compared to the same period in 2009, and increased 31% in the first nine months of 2010, compared to the same period in 2009. The increases are primarily due to the addition of legacy Wyeth operations and continued investment in the late-stage development portfolio. Foreign exchange had a favorable impact on reported R&D expenses in the third quarter of 2010 and an unfavorable impact for the first nine months of 2010.

3. Other (Income)/Deductions - Net

($ in millions)	Third Quarter		Nine Months
	2010	2009	2010	2009
Interest income(a)	$(100)	$(171)	$(297)	$(620)
Interest expense(a)	428	369	1,339	769
Net interest expense	328	198	1,042	149
Royalty-related income	(158)	(35)	(395)	(142)
Net gain on asset disposals	(13)	(40)	(243)	(81)
Legal matters, net(b)	712	54	886	130
Certain asset impairment charges(c)	1,478	6	1,710	96
Other, net	6	(23)	38	23
Other deductions-net	$2,353	$160	$3,038	$175

(a)
Interest expense increased in 2010 due to our issuance of $13.5 billion of senior unsecured notes on March 24, 2009 and $10.5 billion of senior unsecured notes on June 3, 2009, primarily related to the acquisition of Wyeth. Interest income decreased in 2010 due to lower interest rates coupled with lower average cash balances.

(b)	The three-month and nine-month periods ended October 3, 2010 include an additional $701 million charge for asbestos litigation related to our wholly owned subsidiary, Quigley Company, Inc.
(c)
Amounts in 2010 represent impairment charges related to intangible assets, including certain in-process research and development ("IPR&D") intangible assets, that were acquired in connection with our acquisition of Wyeth. These impairment charges primarily resulted from our current estimate of the fair value of these assets based upon updated forecasts of these Wyeth assets as compared to their assigned fair values at the closing of the Wyeth acquisition last year. Our updated forecasts are based on projected development and regulatory timeframes, and for brand assets and developed technology, the current market environment as well as planned investment support.

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4. Effective Tax Rate

Reported
The effective tax rate on reported Income from continuing operations before provision for taxes on income for third-quarter 2010 was 39.2% compared to 27.5% in the third quarter of 2009, and in the first nine months of 2010 was 37.2% compared to 27.3% in the first nine months of 2009. The higher tax rates in the third quarter and first nine months of 2010 are primarily the result of:

•	higher expenses, incurred as a result of our acquisition of Wyeth, and the mix of jurisdictions in which those expenses were incurred;
•	the expiration of the U.S. research and development tax credit; and
•
the non-recurrence of a tax benefit of $174 million that was recorded in the third quarter of 2009 related to the final resolution of a previously disclosed settlement that resulted in the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of our tax position;

partially offset by:

•	the tax impact of the charge incurred for asbestos litigation.

The effective tax rate for the first nine months of 2010 was additionally impacted by the write-off of the deferred tax asset of approximately $270 million related to the Medicare Part D subsidy for retiree prescription drug coverage, resulting from changes in the U.S. healthcare legislation enacted in March 2010 concerning the tax treatment of that subsidy effective for tax years beginning after December 31, 2012, offset by $460 million in tax benefits for the resolution of certain tax positions pertaining to prior years with various foreign tax authorities.

Adjusted
The effective tax rate on adjusted income(1) decreased to 30.2% in third-quarter 2010 compared to 31.8% in third-quarter 2009, as a result of the change in the jurisdictional mix of earnings, partially offset by the expiration of the U.S. research and development tax credit.

The effective tax rate on adjusted income(1) for the first nine months of 2010 was 30.7% compared to 29.9% in the first nine months of 2009. In addition to the aforementioned factors, the effective tax rate on adjusted income(1) for the first nine months of 2010 was impacted by the write-off of the deferred tax asset of approximately $270 million related to the Medicare Part D subsidy for retiree prescription drug coverage, resulting from changes in the U.S. healthcare legislation enacted in March 2010 concerning the tax treatment of that subsidy effective for tax years beginning after December 31, 2012, offset by $460 million in tax benefits for the resolution of certain tax positions pertaining to prior years with various foreign tax authorities.

5. Reconciliation of 2010 Adjusted Income(1) and Adjusted Diluted EPS(1) Guidance to 2010 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. Common Shareholders Guidance (a)

	Full-Year 2010 Guidance
($ in billions, except per share amounts)	Net Income(b)	Diluted EPS(b)
Income/(Expense)
Adjusted Income/Diluted EPS(1) Guidance	~$17.6 - $18.0	~$2.17 - $2.22
Purchase Accounting Impacts of Transactions Completed as of 10/3/10	(6.1)	(0.75)
Acquisition-Related Costs	(2.4 – 2.8)	(0.29 – 0.34)
Certain Significant Items	(1.9)	(0.24)
Reported Net Income Attributable to Pfizer Inc./Diluted EPS Guidance	~$6.8 - $7.6	~$0.84 - $0.94

(a)
The current exchange rates assumed in connection with the 2010 financial guidance are a blend of the average of theactual exchange rates in effect from December 2009 through September 2010 and the mid-October 2010 exchange rates for the remainder of the year.

(b)
Does not assume the completion of any business-development transactions not completed as of October 3, 2010 with the exception of the Biocon transaction. Amounts exclude the potential effects of the resolution of litigation-related matters not substantially resolved as of October 3, 2010.

2

6. Reconciliation of 2012 Adjusted Income(1) and Adjusted Diluted EPS(1) Targets to 2012 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. Common Shareholders Targets (a)

Full-Year 2012 Targets
($ in billions, except per share amounts)	Net Income(b)	Diluted EPS(b)
Income/(Expense)
Adjusted Income/Diluted EPS(1) Targets	~$18.3 - $19.1	~$2.25 - $2.35
Purchase Accounting Impacts of Transactions Completed as of 10/3/10	(3.8)	(0.47)
Acquisition-Related Costs	(1.2 – 1.6)	(0.15 – 0.20)
Reported Net Income Attributable to Pfizer Inc./Diluted EPS Targets	~$12.9 - $14.1	~$1.58 - $1.73

(a)	The current exchange rates assumed in connection with the 2012 financial targets are the mid-October 2010 exchange rates.
(b)
Given the longer-term nature of these targets, they are subject to greater variability and less certainty as aresult of potential material impacts related to foreign exchange fluctuations, macroeconomic activity including inflation, and industry-specific challenges including changes to government healthcare policy, among others.

(1) “Adjusted income” and “adjusted diluted earnings per share (EPS)” are defined as reported net income attributable to Pfizer Inc. and reported diluted EPS attributable to Pfizer Inc. common shareholders excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Form 10-Q for the fiscal quarter ended July 4, 2010, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

3

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of November 2, 2010. The Company assumes no obligation to update forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking information about the Company's financial results and estimates, business plans and prospects, in-line products and product candidates that involves substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities, including, without limitation, the ability to meet anticipated clinical trial completion dates and regulatory submission dates for product candidates; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products; the speed with which regulatory authorizations, pricing approvals and product launches may be achieved; the success of external business development activities; competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates; the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the impact of existing and future legislation and regulatory provisions on product exclusivity; trends toward managed care and healthcare cost containment; the impact of U.S. healthcare legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act; U.S. legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs, the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries, direct-to-consumer advertising and interactions with healthcare professionals, and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; significant breakdown, infiltration, or interruption of our information technology systems and infrastructure; legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, government investigations, consumer, commercial, securities, environmental and tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings; the Company's ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside of the U.S. that result from the enactment in August 2010 of the Education Jobs and Medicaid Assistance Act of 2010 and that may result from pending and possible future proposals; changes in U.S. generally accepted accounting principles; uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our lenders, our customers, our suppliers and counterparties to our foreign exchange and interest rate agreements of weak global economic conditions and recent and possible future changes in global financial markets; any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product, segment and geographic mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including our ability to realize the projected benefits of our acquisition of Wyeth and of our cost-reduction initiatives. A further list and description of risks, uncertainties and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and in its reports on Forms 10-Q and 8-K.

This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates.  These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.